Exhibit 99.1

Shore Bancshares Receives Preliminary Approval for $25 Million
under the Treasury's Capital Purchase Program

Easton, MD (December 17, 2009) --  Shore Bancshares, Inc. (NASDAQ:SHBI)  has received preliminary approval to participate in the U. S. Treasury Department's Capital Purchase Program as part of the Emergency Economic Stabilization Act of 2008.

"We are pleased to have been selected to participate in this voluntary program which has been designed to stabilize our economy and financial markets by providing additional resources to banks to expand their lending activities," said W. Moorhead Vermilye, president and chief executive officer. "This investment by the Treasury provides an attractive and lower cost source of funds to enhance our capital position, further support our lending and the expansion of services into our communities, and provide flexibility to evaluate future opportunities that may develop.”

The Treasury intends to invest $25 million in senior preferred stock of Shore Bancshares with a 5% annual dividend yield for the first five years, and 9% thereafter. In addition, the Treasury will receive a warrant to purchase $3.75 million of SHBI common stock at a price to be determined at closing. The closing of the transactions is subject to execution of standard documents available for review on Treasury’s website and is expected to occur in January 2009.

As of September 30, 2008, Shore Bancshares’ capital position was "well capitalized" by all regulatory standards. With the Treasury's investment, the Company's leverage capital ratio would increase to approximately 12.42% and the total risk-based capital ratio would increase to approximately 15.41%.

About Shore Bancshares
Shore Bancshares, Inc. is a financial holding company headquartered in Easton, Maryland and is the largest independent bank holding company located on Maryland's Eastern Shore. It is the parent company of three banks, The Talbot Bank of Easton, Maryland, The Centreville National Bank of Maryland, and The Felton Bank; three insurance producer firms, The Avon-Dixon Agency, LLC, Elliott Wilson Insurance, LLC and Jack Martin and Associates, Inc; a wholesale insurance company, TSGIA, Inc; two insurance premium finance companies, Mubell Finance, LLC and ESFS, Inc; a registered investment adviser firm, Wye Financial Services, LLC; and a mortgage broker subsidiary, Wye Mortgage Group, LLC.

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